UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2006

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland 20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

300 Professional Drive, Suite 250, Gaithersburg, Maryland 20879
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2006, Emergent BioDefense Operations Lansing Inc. (“Emergent BioDefense Operations”), a wholly owned subsidiary of Emergent BioSolutions Inc., entered into a Fourth Amendment (the “Amendment”) to its Amended and Restated Loan Agreement dated as of July 29, 2005 with Fifth Third Bank, as previously amended on August 1, 2006, August 25, 2006 and October 1, 2006 (as further amended, the “Loan Agreement”). The Amendment renews and extends the term of the Loan Agreement to February 15, 2007. Additional information regarding the Loan Agreement is set forth below in Item 2.03 and is incorporated by reference in this Item 1.01 in its entirety.

Item 2.03.           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Amendment and the Loan Agreement is incorporated by reference in this Item 2.03 in its entirety.

The Loan Agreement provides for a revolving line of credit of up to $10.0 million. Any outstanding principal under the Loan Agreement is due upon maturity on February 15, 2007. Interest is payable monthly and accrues at an annual rate equal to 0.375% less than the prime rate of interest established from time to time by Fifth Third Bank. The Loan Agreement is secured by accounts receivable under BioThrax® supply contracts with the U.S. Department of Defense and the U.S. Department of Health and Human Services (the “Government Contracts”). The principal amount outstanding at any time under the Loan Agreement may not exceed 75% of total eligible accounts receivable under the Government Contracts. Among other criteria, eligible accounts receivable may not be more than 90 days old from the earlier of the original invoice date or the date of shipment or performance of services that give rise to the account receivable.

Payment obligations under the Loan Agreement may be accelerated upon the occurrence of an event of default under the Loan Agreement. Events of default under the Loan Agreement include, subject in some cases to specified cure periods, payment defaults; defaults in the performance of obligations and compliance with covenants; any default in the payment of other indebtedness that gives the holder thereof the right to accelerate the maturity of such indebtedness in an amount in excess of $500,000; inaccuracy of representations and warranties in any material respect; termination of any guarantee; failure to perform any obligation under a Government Contract or termination of a Government Contract other than by expiration in accordance with its terms; an order, judgment or other action of a court or governmental agency preventing the sale of BioThrax under any Government Contract; and bankruptcy and insolvency related defaults.

The Loan Agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the Loan Agreement limit the ability of Emergent BioDefense Operations to incur indebtedness and liens; sell assets; make loans, advances or guarantees; enter into mergers or similar transactions; enter into transactions with affiliates; and amend the terms of any Government Contract. In addition, Emergent BioDefense Operations is required to maintain at all times a ratio of total liabilities to tangible net worth of not more than 2.5 to 1.0.

On December 22, 2006, Emergent BioDefense Operations borrowed $10.0 million under the Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006	EMERGENT BIOSOLUTIONS INC.

By: /s/ R. Don Elsey

R. Don Elsey

Vice President Finance, Chief

Financial Officer and Treasurer